Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-282871

Bríghthouse Buildfor FINANCIAL* I what’s ahead Embrace sand, sun, and a Shield Level II Advisory Annuity this summer NOW AVAILABLE ON YOUR ADVISORY PLATFORM For Financial Professional Use Only. Not For Public Distribution.

A ShieldÉ Level II Advisory Annuityis designedtohelpprovide someprotectionin anunpredictable endeavor- investing. We'reexcited to announce the launch of Brighthouse Shield LevelII Advisory Annuity, an index-linked annuity offering: • A levelof protection in down markets1 • Growth opportunities for clients seeking market-linked returns2 ■ No contingent deferred sales charge3 Ready touncovernew opportunitiesusing your¡Capital LifecyclePortal?Schedulea book review meetingwith your BrighthouseFinancial wholesaler andlearnhow a ShieldLevel II AdvisoryAnnuity maybenefit your clients. [EW Name] [EWEmail Address] [EWPhone Number] [IWName] [IWEmail Address] [IWPhone Number] The contract owner can participate in rising markets according to the rate crediting type. Growth opportunities are based on the elected rate crediting type. The performance (Performance Rate) for each Shield Option is determined on the term end date and is based on the index performance, adjusted for the applicable Shield Rate (level of protection) and rate crediting type. An adjustment to the value of the Shield Option to account for any losses or limitations on positive index gains could be viewed as implicit fees. The issuing insurance company will absorb losses up to the Shield Ratein falling markets. The account value will be reduced by any negative index performance beyond the elected level of protection. There could be a substantial loss if the index declines morethan the Shield Rate * Participation Rate Cap Rate Fee Shield Options and Shield Options with 2 year terms and Step Rate or Step Rate Edge are not available as initial Allocation Options. 3 Premium taxes and other taxes may apply. All guarantees, including any optional benefits, are subject to the claims-paying ability and financial strength of the issuing insurance company. The issuing insurance company is solely responsible for its own financial condition and contractual obligations. This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield“ Level II Advisory Annuity, collectively referred to as 'Shield* Level Annuities," “Shield“1Level II Annuities/’"Shield® Annuities," or "Shield* II Annuities," when used with other Shield Level Annuities. These products are Index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial”). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please see the prospectus for complete details. Product availability and features may vary by state or firm. Brighthouse Financial* and its design are registered trademarks of Brighthouse Services, LLC and/or its affiliates. Shield Level Annuities are registered with the SEC. You should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com. • NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY • NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE Brighthouse Life Insurance Company 11225 North Community House Road Charlotte, NC 28277 brighthousefinancial.com 2605 B0VA27 05722 © 2026 BRIGHTHOUSE FINANCIAL INC. 8976506.1[06/30/2028] For Financial Professional Use Only. Not For Public Distribution.